Exhibit 99.1

Brookline Bancorp Announces 2010 Fourth Quarter and Annual Earnings and Dividend Declaration

BROOKLINE, Mass.--(BUSINESS WIRE)--January 19, 2011--Brookline Bancorp, Inc. (the “Company”) (NASDAQ:BRKL) announced today its earnings for the 2010 fourth quarter and year and approval by its Board of Directors of a regular and quarterly dividend of $0.085 per share payable on February 15, 2011 to stockholders of record on January 31, 2011.

The Company earned $6,398,000, or $0.11 per share on a basic and diluted basis, for the quarter ended December 31, 2010 compared to $5,836,000, or $0.10 per share on a basic and diluted basis for the quarter ended December 31, 2009. Included in the 2010 fourth quarter was expense of $587,000 ($562,000 on an after-tax basis, or $0.01 per share) in professional fees associated with the previously announced acquisition of First Ipswich Bancorp. The completion of the acquisition, subject to satisfaction of closing conditions, is expected to occur in the first quarter of 2011. Net income for the year ended December 31, 2010 was $26,872,000, or $0.46 per share on a basic and diluted basis, a 40% increase over net income for the year ended December 31, 2009 of $19,200,000, or $0.33 per share on a basic and diluted basis. Operating highlights included:

  Improvement in performance ratios on fourth quarter and year comparisons:
    annualized return on average assets (fourth quarter – 0.95% in 2010 and 0.89% in 2009; year – 1.01% in 2010 and 0.73% in 2009)
    annualized return on average stockholders’ equity (fourth quarter - 5.15% in 2010 and 4.77% in 2009; year – 5.45% in 2010 and 3.94% in 2009)
  Net interest margin – 3.75% in the 2010 fourth quarter compared to 3.76% in the 2010 third quarter and 3.55% in the 2009 fourth quarter; 3.71% in the year 2010 compared to 3.34% in the year 2009 (3.28% after exclusion of $1,614,000 of interest income in the 2009 second quarter resulting from the payoff of a loan on which there was unaccreted discount)
  Lower provisions for credit losses - $1,317,000 in the 2010 fourth quarter compared to $2,630,000 in the 2009 fourth quarter and $3,796,000 in the year 2010 compared to $9,780,000 in the year 2009. Much of the reductions resulted from lower indirect automobile loan charge-offs.
  Loan growth (excluding deferred loan origination costs) - $64.7 million in the 2010 fourth quarter (11.9% annualized) and $89.5 million (4.2%) in the 2010 year. Significant 2010 fourth quarter and year changes included:
    Commercial real estate loans – up $55.9 million and $85.8 million (9.4%)
    Commercial loans – up $11.6 million and $8.0 million (6.1%)
    Commercial loans at Eastern Funding LLC - up $9.9 million and $38.1 million (23.0%)
    Indirect automobile (“auto”) loans – down $1.2 million and up $50,000 (0.01%)
    One-to-four family mortgage loans – down $14.9 million and $48.8 million (14.5%)
  Non-performing assets - $8.2 million (0.30% of total assets) at December 31, 2010 compared to $6.0 million (0.23%) at September 30, 2010 and $7.7 million (0.29%) at December 31, 2009. The increase in the 2010 fourth quarter was due to the inclusion of a $2,475,000 construction loan placed on non-accrual.
  Allowance for loan losses - $29.7 million (1.32% of total loans) at December 31, 2010 compared to $30.4 million (1.39%) at September 30, 2010 and $31.1 million (1.44%) at December 31, 2009. The reductions in the allowance for loan losses were due primarily to lower loss exposure in the auto loan portfolio and the charge-off in the fourth quarter of specific reserves on certain loans.
  Deposit growth - $50.6 million (11.5% annualized) in the 2010 fourth quarter and $177.2 million (10.8%) in the 2010 year. Significant 2010 fourth quarter and year changes included:
    Non-interest bearing checking accounts – up $6.7 million (26.3% annualized) and $24.1 million (28.3%)
    Interest-bearing transaction accounts – up $41.5 million (19.1% annualized) and $194.8 million (27.2%)
    Certificate of deposit accounts – up $2.4 million (1.2% annualized) and down $41.6 million (5.0%)
  In 2010 and 2009, $39.9 million and $76.0 million, respectively, of borrowings from the Federal Home Loan Bank of Boston (“FHLB”) were prepaid and substantially replaced with new borrowings at lower interest rates and extended maturities. These transactions lowered funding costs and reduced interest rate risk. Penalties from the prepayments were $1,468,000 in 2010 and $2,292,000 in 2009. Gains on sales of securities of $834,000 in 2010 and $1,985,000 in 2009 were realized to offset part of the penalty expenses.
  Impairment loss on securities, net of non-credit impairment loss - $49,000 in 2010 and $744,000 in 2009

The increase in net interest income in the year 2010 compared to the year 2009 was due to a higher portion of interest-earning assets being funded by lower cost deposits and a more rapid rate of decline in rates paid on interest-bearing liabilities than in the yield on interest-earning assets. Net interest income in the 2010 fourth quarter increased modestly ($133,000) compared to the 2010 third quarter as the reduction in the average rate paid on interest-bearing liabilities was the same as the reduction in the average yield on interest-earning assets and most of the loan growth in the 2010 fourth quarter occurred in the latter part of December.

Of the $229.1 million increase in the average balance of deposits (excluding brokered deposits) in the year 2010, $211.3 million was used to pay off higher cost borrowed funds and brokered deposits. The average balance of loans to the average balance of deposits (excluding brokered deposits) declined from 144.4% in the year 2009 to 127.3% in the year 2010. The ratio was 124.4% at December 31, 2010.

The provisions for credit losses in the 2010 and 2009 fourth quarters were $1,317,000 and $2,630,000, respectively, while net loan charge-offs in those periods were $1,983,000 (an annualized charge-off rate of 0.36% based on average loans outstanding) and $1,673,000 (0.31%), respectively. The provisions for credit losses in the years 2010 and 2009 were $3,796,000 and $9,780,000, respectively, while net loan charge-offs in those years were $5,184,000 (0.24%) and $7,093,000 (0.33%), respectively.

The provisions for credit losses were higher than net loan charge-offs in the 2009 fourth quarter and year because of growth in the loan portfolio (during the first nine months of the year) and concern about the growing trend in problem loans and net charge-offs, especially relating to auto loans and loans in the portfolio of Eastern Funding LLC (“Eastern Funding”), a specialty finance subsidiary of the Company. In the year 2009, loans (excluding deferred loan origination costs) increased $60.8 million despite decreases in auto loans and one-to-four family mortgage loans of $56.2 million and $26.1 million, respectively.

The provisions for credit losses were less than net loan charge-offs in the 2010 fourth quarter and year due primarily to (1) a significantly lower rate of auto loan net charge-offs than contemplated which resulted in a lowering of the level of allowance for loan losses considered adequate for that segment of the loan portfolio and (2) charge-offs in the 2010 fourth quarter of certain loans for which specific reserves had been established in prior periods.

Net charge-offs of auto loans declined to $751,000 in the 2010 fourth quarter (an annualized rate of 0.56% based on average loans outstanding during that period excluding deferred loan origination costs) and $2,978,000 (0.55%) in the 2010 year from $1,269,000 (0.92%) in the 2009 fourth quarter and $5,708,000 (1.00%) in the year 2009. Auto loan net charge-offs equaled 1.12% in the year 2008. Since the Company commenced originating auto loans in 2003, 7.8% of such originations were to borrowers with credit scores below 660. In the years 2009 and 2010, loan originations to borrowers with credit scores below 660 declined to 2.5% and 2.0%, respectively. Loans delinquent over 30 days were $7.6 million (1.41% of loans outstanding) at December 31, 2010 compared to $7.3 million (1.35%) at September 30, 2010 and $11.0 million (2.02%) at December 31, 2009. The allowance for loan losses related to auto loans (excluding deferred loan origination costs) was $6,952,000 (1.28%) at December 31, 2010 compared to $7,422,000 (1.37%) at September 30, 2010 and $8,479,000 (1.57%) at December 31, 2009.

Net charge-offs of Eastern Funding loans were $315,000 and $404,000 in the 2010 and 2009 fourth quarters, respectively, and $979,000 and $1,064,000 in the 2010 and 2009 years, respectively. Additionally, write-down of assets acquired were $57,000, $47,000, $243,000 and $476,000 in those respective periods. The annualized rate of net charge-offs, combined with write-downs of assets acquired, equaled 0.75%, 1.13%, 0.67% and 1.00%, respectively. Loans delinquent over 30 days were $3.0 million (1.46%) at December 31, 2010 compared to $2.2 million (1.11%) at September 30, 2010 and $2.3 million (1.41%) at December 31, 2009.

Additional net loan charge-offs were $918,000 and none in the 2010 and 2009 fourth quarters, respectively, and $1,227,000 and $322,000 in the years 2010 and 2009, respectively. Included in the 2010 fourth quarter was a charge-off of $110,000 on a home equity loan and $800,000 on a construction loan that was placed on non-accrual in that period. The remaining balance of the construction loan at December 31, 2010 was $2,475,000. Other charge-offs in the years 2010 and 2009 included $300,000 and $318,000, respectively, relating to a commercial real estate loan, the underlying property of which was sold in 2010.

Excluding Eastern Funding loans ($2,478,000), auto loans ($158,000) and the construction loan referred to in the preceding paragraph, other loans on non-accrual at December 31, 2010 amounted to $2,352,000, comprised of multi-family mortgage loans ($964,000), one-to-four family mortgage loans ($1,363,000) and home equity loans ($25,000). The one-to-four family mortgage loans on non-accrual equaled 0.5% of loans outstanding in that segment of the loan portfolio at December 31, 2010.

The reduction in restructured loans on accrual from $7.4 million at September 30, 2010 to $4.5 million at December 31, 2010 was due to removal of $2.3 million of commercial real estate loans to one borrower resulting from a meaningful partial payment of the total amount owed.

The liability for unfunded credit commitments was maintained at $1,083,000 throughout the year 2010. In 2009, the liability for unfunded credit commitments was reduced by a $100,000 credit to the provision for credit losses. The Company has not experienced any losses related to unfunded credit commitments.

Investment securities (primarily equity securities) were sold in the 2010 second quarter at a gain of $834,000. In the 2009 fourth quarter and year, investment securities (primarily mortgage-backed securities) were sold at gains of $1,046,000 and $1,985,000, respectively. On an after-tax basis, those gains offset much of the penalty expense incurred in those same periods from prepayment of FHLB borrowings. Impairment loss on securities, net of non-credit impairment loss, in the years 2010 and 2009 of $49,000 and $744,000, respectively, resulted from write-downs of perpetual preferred stock and a trust preferred security. At December 31, 2010, the Company owned two debt securities comprised of a pool of trust preferred securities issued by several financial institutions with a carrying value of $1,092,000.

Fees, charges and other income were $3.9 million in the year 2010 and $3.8 million in the year 2009. As a result of recent overdraft legislation, overdraft fees declined from $600,000 in 2009 to $494,000 in 2010, with most of the decline occurring in the 2010 fourth quarter. While overdraft fees are expected to decline prospectively, the amount of decline is not expected to have a significant effect on earnings.

Total non-interest expenses were $12.6 million in the 2010 fourth quarter compared to $10.7 million in the 2009 quarter, an increase of $1.9 million (over 17%), and $48.2 million in the 2010 year compared to $45.1 million in the year 2009, an increase of $3.1 million (almost 7%). The increases were attributable primarily to (1) the professional fees incurred in the 2010 fourth quarter previously mentioned in this press release and other professional fees incurred throughout the year 2010 related to corporate issues and initiatives, (2) higher compensation and employee benefits due in part to added personnel in business banking and investment advisory services and higher bonus accruals, (3) the opening of two new branches in June 2010, (4) added space and (5) higher marketing expenses due in part to product promotions, offset in part by lower FDIC insurance expense (the year 2009 included a $1.1 million special assessment) and a reduction of loan collection related expenses.

The above text contains statements about future events that constitute forward-looking statements. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands except share data)

	December 31,	September 30,	December 31,
	2010	2010	2009
ASSETS
Cash and due from banks	$18,451	$18,870	$17,635
Short-term investments	47,457	49,349	48,886
Securities available for sale	304,540	310,664	293,023
Securities held to maturity (market value of $0, $97 and $121, respectively)	-	87	112
Restricted equity securities	36,335	36,335	36,335
Loans	2,253,538	2,189,014	2,164,295
Allowance for loan losses	(29,695)	(30,362)	(31,083)
Net loans	2,223,843	2,158,652	2,133,212
Accrued interest receivable	8,596	8,581	9,062
Bank premises and equipment, net	11,126	11,374	10,685
Deferred tax asset	10,206	9,012	10,178
Prepaid income taxes	78	782	-
Goodwill	43,241	43,241	43,241
Identified intangible assets, net of accumulated amortization of $11,081, $10,775 and $9,857, respectively	1,871	2,177	3,095
Other assets	14,798	11,272	10,420
Total assets	$2,720,542	$2,660,396	$2,615,884

LIABILITIES AND EQUITY
Deposits	$1,810,899	$1,760,271	$1,633,687
Borrowed funds	388,569	378,234	468,766
Mortgagors’ escrow accounts	5,843	6,225	5,938
Income taxes payable	-	-	1,115
Accrued expenses and other liabilities	17,283	18,112	16,955
Total liabilities	2,222,594	2,162,842	2,126,461
Equity:
Brookline Bancorp, Inc. stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	-	-	-
Common stock, $0.01 par value; 200,000,000 shares authorized; 64,445,389 shares, 64,436,889 shares and 64,404,419 shares issued, respectively	644	644	644
Additional paid-in capital	524,515	524,336	523,736
Retained earnings, partially restricted	32,357	30,937	25,420
Accumulated other comprehensive income	2,348	3,828	2,201
Treasury stock, at cost - 5,373,733 shares	(62,107)	(62,107)	(62,107)
Unallocated common stock held by ESOP – 424,422 shares, 436,469 shares and 472,604 shares, respectively	(2,314)	(2,381)	(2,577)
Total Brookline Bancorp, Inc. stockholders’ equity	495,443	495,257	487,317
Noncontrolling interest in subsidiary	2,505	2,297	2,106
Total equity	497,948	497,554	489,423

Total liabilities and equity	$2,720,542	$2,660,396	$2,615,884

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands except share data)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

Interest income:
Loans	$30,234	$31,464	$122,364	$128,047
Debt securities	1,791	2,141	7,601	10,590
Short-term investments	24	31	100	328
Equity securities	4	24	44	94
Total interest income	32,053	33,660	130,109	139,059

Interest expense:
Deposits (excluding brokered deposits)	5,065	6,532	21,420	30,592
Brokered deposits	-	-	-	425
Borrowed funds	2,587	4,522	13,147	22,739
Total interest expense	7,652	11,054	34,567	53,756

Net interest income	24,401	22,606	95,542	85,303
Provision for credit losses	1,317	2,630	3,796	9,780
Net interest income after provision for credit losses	23,084	19,976	91,746	75,523

Non-interest income:
Fees, charges and other income	1,036	969	3,921	3,807
Penalty from prepayment of borrowed funds	-	(1,178)	(1,468)	(2,292)
Gain on sales of securities	-	1,046	834	1,985
Loss on impairment of securities	-	(39)	(49)	(818)
Less non-credit loss on impairment of securities	-	21	-	74
Total non-interest income	1,036	819	3,238	2,756

Non-interest expense:
Compensation and employee benefits	5,927	5,103	22,935	20,557
Occupancy	1,214	924	4,588	4,077
Equipment and data processing	1,933	1,763	7,518	7,258
Professional services	1,119	707	3,718	2,494
FDIC insurance	428	416	1,674	2,853
Advertising and marketing	325	296	1,224	997
Amortization of identified intangible assets	306	372	1,224	1,488
Other	1,344	1,143	5,306	5,407
Total non-interest expense	12,596	10,724	48,187	45,131

Income before income taxes	11,524	10,071	46,797	33,148
Provision for income taxes	4,918	4,052	19,156	13,413
Net income	6,606	6,019	27,641	19,735
Less net income attributable to noncontrolling interest in subsidiary	208	183	769	535
Net income attributable to Brookline Bancorp, Inc.	$6,398	$5,836	$26,872	$19,200

Earnings per common share attributable to Brookline Bancorp, Inc.:
Basic	$0.11	$0.10	$0.46	$0.33
Diluted	0.11	0.10	0.46	0.33

Weighted average common shares outstanding during the period:
Basic	58,598,363	58,540,020	58,578,599	58,370,569
Diluted	58,604,285	58,543,137	58,583,185	58,407,467

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Average Yields / Costs

	Three months ended
	December 31, 2010			September 30, 2010
	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost
	(Dollars in thousands)
Assets
Interest-earning assets:
Short-term investments	$56,540	$24	0.17%	$58,766	$32	0.22%
Debt securities (2)	308,424	1,796	2.33	310,337	1,932	2.49
Equity securities (2)	36,747	6	0.06	36,810	5	0.06
Commercial real estate loans (3)	966,926	12,774	5.28	942,216	12,605	5.35
Commercial loans (3)	329,719	5,637	6.83	303,112	5,322	7.01
Indirect automobile loans (3)	551,246	7,725	5.56	556,470	8,098	5.77
Consumer loans (3)	353,464	4,098	4.63	370,699	4,462	4.81
Total interest-earning assets	2,603,066	32,060	4.91%	2,578,410	32,456	5.02%
Allowance for loan losses	(30,195)			(30,517)
Non-interest earning assets	110,264			108,199
Total assets	$2,683,135			$2,656,092

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
NOW accounts	$113,696	39	0.14%	$109,890	40	0.14%
Savings accounts	108,374	197	0.72	106,685	214	0.80
Money market savings accounts	668,206	1,670	0.99	629,712	1,640	1.03
Certificates of deposit	792,323	3,159	1.58	782,888	3,202	1.62
Total interest-bearing deposits (4)	1,682,599	5,065	1.19	1,629,175	5,096	1.24
Federal Home Loan Bank advances	368,987	2,586	2.74	401,679	3,084	3.00
Federal funds purchased	2,293	1	0.25	4,652	3	0.25
Total interest bearing liabilities	2,053,879	7,652	1.48%	2,035,506	8,183	1.59%
Non-interest-bearing demand checking accounts (4)	106,794			101,075
Other liabilities	22,945			22,433
Total liabilities	2,183,618			2,159,014
Brookline Bancorp, Inc. stockholders’ equity	497,109			494,890
Noncontrolling interest in subsidiary	2,408			2,188
Total liabilities and equity	$2,683,135			$2,656,092
Net interest income (tax equivalent basis)/interest rate spread (5)		24,408	3.43%		24,273	3.43%
Less adjustment of tax exempt income		7			5
Net interest income		$24,401			$24,268
Net interest margin (6)			3.75%			3.76%

(1) Tax exempt income on equity securities and debt securities is included on a tax equivalent basis.

(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.

(4) Including non-interest bearing checking accounts, the average interest rate on total deposits was 1.12% in the three months ended December 31, 2010 and 1.17% in the three months ended September 30, 2010.

(5) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Average Yields / Costs

	Year ended
	December 31, 2010			December 31, 2009
	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost
	(Dollars in thousands)
Assets
Interest-earning assets:
Short-term investments	$60,007	$100	0.17%	$87,193	328	0.38%
Debt securities (2)	300,862	7,624	2.53	288,265	10,621	3.68
Equity securities (2)	37,395	60	0.16	37,617	129	0.34
Commercial real estate loans (3)(4)	940,464	50,372	5.36	878,480	50,087	5.70
Commercial loans (3)	310,760	21,454	6.90	276,142	19,560	7.08
Indirect automobile loans (3)	553,929	32,492	5.87	587,010	37,611	6.41
Consumer loans (3)	373,207	18,046	4.84	398,702	20,788	5.21
Total interest-earning assets (4)	2,576,624	130,148	5.05%	2,553,409	139,124	5.45%
Allowance for loan losses	(30,617)			(29,116)
Non-interest earning assets	109,736			106,844
Total assets	$2,655,743			$2,631,137

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
NOW accounts	$107,713	152	0.14%	$90,490	168	0.19%
Savings accounts	103,752	814	0.78	91,622	928	1.01
Money market savings accounts	610,253	6,546	1.07	381,746	5,711	1.50
Certificates of deposit	792,451	13,908	1.76	843,174	23,786	2.82
Total interest-bearing deposits excluding brokered deposits (5)	1,614,169	21,420	1.33	1,407,032	30,593	2.17
Brokered deposits	-	-	-	7,908	424	5.36
Total deposits	1,614,169	21,420	1.33	1,414,940	31,017	2.19
Federal Home Loan Bank advances	423,526	13,143	3.10	626,904	22,739	3.63
Federal funds purchased	1,751	4	0.25	-	-	-
Total interest bearing liabilities	2,039,446	34,567	1.69%	2,041,844	53,756	2.63%
Non-interest-bearing demand checking accounts (5)	97,504			75,569
Other liabilities	23,215			23,989
Total liabilities	2,160,165			2,141,402
Brookline Bancorp, Inc. stockholders’ equity	493,373			487,884
Noncontrolling interest in subsidiary	2,205			1,851
Total liabilities and equity	$2,655,743			$2,631,137
Net interest income (tax equivalent basis)/interest rate spread (4)(6)		95,581	3.36%		85,368	2.82%
Less adjustment of tax exempt income		39			65
Net interest income		$95,542			$85,303
Net interest margin (4)(7)			3.71%			3.34%

(1) Tax exempt income on equity securities and debt securities is included on a tax equivalent basis.

(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.

(4) In the 2009 period, interest income included $1,614 due to the payoff of a loan on which there was unaccreted interest. Excluding this income, the yield on commercial real estate loans and interest-earning assets would have been 5.52% and 5.39%, respectively. Interest rate spread and net interest margin would have been 2.76% and 3.28%, respectively.

(5) Including non-interest bearing checking accounts, the average interest rate on total deposits (excluding brokered deposits) in the years ended December 31, 2010 and 2009 were 1.25% and 2.06%, respectively.

(6) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(7) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

Performance Ratios (annualized):
Return on average assets	0.95%	0.89%	1.01%	0.73%
Return on average stockholders’ equity	5.15%	4.77%	5.45%	3.94%
Interest rate spread	3.43%	3.12%	3.36%	2.82%	(A)
Net interest margin	3.75%	3.55%	3.71%	3.34%	(A)

(A) Excluding interest income of $1,614,000 due to the payoff of a loan on which there was unaccreted discount, interest rate spread and net interest margin would have been 2.76% and 3.28%, respectively.

Dividends paid per share during period	$0.085	$0.085	$0.34	$0.54

	At	At	At
	December 31,	September 30,	December 31,
	2010	2010	2009
	(dollars in thousands except per share data)

Capital Ratio:
Stockholders’ equity to total assets	18.21%	18.62%	18.63%
Tangible stockholders’ equity to total assets	16.83%	17.20%	17.16%

Asset Quality:
Non-accrual loans	$7,463	$5,144	$6,233
Non-performing assets	8,166	6,022	7,663
Restructured loans on accrual	4,537	7,396	3,898
Allowance for loan losses	29,695	30,362	31,083
Allowance for loan losses as a percent of total loans	1.32%	1.39%	1.44%
Non-accrual loans as a percent of total loans	0.33%	0.23%	0.29%
Non-performing assets as a percent of total assets	0.30%	0.23%	0.29%

Per Share Data:
Book value per share	$8.39	$8.39	$8.26
Tangible book value per share	7.62	7.62	7.47
Market value per share	10.85	9.98	9.91

CONTACT:
Brookline Bancorp, Inc.
Paul Bechet, 617-278-6405